Exhibit 99.2

August 2, 2005

To the Members of the Financial Community:

In a news release issued today, Dynegy announced that it has entered into a definitive agreement for the sale of the company’s Midstream natural gas business to Targa Resources, Inc., a Houston-headquartered independent company affiliated with private equity investor Warburg Pincus. I would like to provide you with some additional details and insight related to this transaction.

When we initiated the process of evaluating potential strategic alternatives for our Midstream natural gas business, we determined that two goals would guide our decision to enter into a transaction: it must provide strong value for all our investors and also be in the best interest of our employees, customers and suppliers. This transaction will not only accomplish our original goals, but it will also support key company objectives:

•	Provide funds to enable us to significantly lower our debt-to-capital ratio; and/or

•	Expand the growth or strategic opportunities for our Power Generation business, which should, in turn, deliver greater value to our investors.

Targa was formed in 2003 to pursue gas gathering, processing and pipeline asset acquisition opportunities. For the last two years, the company has been engaged in a strategy to acquire high quality assets and grow into a leading midstream energy company, with operations primarily in the Gulf Coast, Mid-Continent and Rocky Mountain regions. You can visit Targa’s web site at www.targaresources.com for additional information about its operations.

Dynegy-Targa Agreement

Under the terms of the agreement, which has been approved by the boards of both companies, Targa will acquire Dynegy’s ownership interests in Dynegy Midstream Services, Limited Partnership, which holds Dynegy’s natural gas gathering and processing assets, as well as its natural gas liquids fractionation, terminalling, storage, transportation, distribution and marketing assets.

The outstanding reputation of our Midstream enterprise – backed by the talented people who manage our assets in the field and from our offices – was a primary driver in Targa’s decision to acquire our business. Upon completion of the transaction, Dynegy’s existing Midstream work force of nearly 800 field and corporate employees will become part of Targa, and it will continue to be headquartered in Houston.

In connection with the sale, Steve Furbacher, Executive Vice President of Midstream, will be retiring after more than 30 years with Dynegy and predecessor companies. He will act as a consultant to Targa during a transition period after the closing. Steve has served our company, our industry and our communities with dedication and distinction. I am personally very grateful for his vision and leadership in guiding the Midstream organization to such tremendous success and value for our investors.

Financial Impact

Dynegy expects to receive $2.475 billion in cash, subject to working capital adjustments, of which $2.35 billion will be paid at closing. In addition to the amount payable at closing, based on current expectations, Dynegy will realize a return of cash collateral of $125 million and eliminate its responsibility for approximately $75 million in letters of credit for the Midstream business, both within 60 days of the transaction closing.

Under the terms of our loan documents, we are required to repay our credit facility ($594 million term loan outstanding at June 30, 2005) and the $189 million Riverside note. We anticipate replacing the current revolving credit facility with a cash collateralized letter of credit facility concurrently with the closing of the sale.

Under the terms of the indenture governing our Second Priority Senior Secured Notes (SPNs), we can elect to use the balance of the sale proceeds to offer to repay parity debt on a pro rata basis or invest in replacement assets. To the extent that sale proceeds are not applied or invested in the manner described above, we must, within 365 days from the closing of the sale, offer to use the proceeds to repurchase the SPNs at par. Sale proceeds remaining after such an offer can be used for any purpose not otherwise restricted by the SPN indenture. The implementation of any debt reduction strategy will consider the cash interest savings to be gained, overall yield and our maturity timeline.

Accounting Treatment

In accordance with Generally Accepted Accounting Principles, beginning June 1, 2005, our Midstream business segment met held for sale classification requirements and will be reflected as such on our financial statements. SFAS No. 144 requires that long-lived assets not be depreciated or amortized while they are classified as held for sale. Accordingly, we discontinued depreciation and amortization of Midstream’s property, plant and equipment, effective June 1, 2005. In addition, pursuant to SFAS No. 144, we will begin reporting the results of our Midstream business segment as a discontinued operation for all periods presented.

The sale of our Midstream business will be a tax efficient event for our company. Our tax attributes, which include net operating losses, capital loss carry-forwards and tax credits related to Dynegy’s self-restructuring, will be utilized to minimize the cash taxes paid on the sale of Midstream by largely offsetting the taxable gains.

Approval and Transition

The Midstream transaction is conditioned upon the expiration or termination of the Hart-Scott-Rodino waiting period and the fulfillment of other conditions as set forth in the agreement. It is expected to close in the fourth quarter 2005, and the goal is to be fully integrated with Targa by the end of the year.

Power Generation Strategic Directions

From a short-term perspective, today’s announcement will not directly impact Power Generation or our operations and employees.

Further, as we have discussed, we believe the benefits of the transaction will provide us with opportunities to evaluate new strategic directions for our Power Generation business. We will consider organic growth, growth through opportunistic expansion and/or participation in the anticipated power sector consolidation as we continue our focus on delivering value to our investors.

While we believe that our Power Generation business is operationally focused, reliably run and very well managed, we realize at this stage in our restructuring that future growth is tied directly to greater scale and scope. As I have said on several occasions, “hope is not a strategy” and “the status quo is not a strategic plan.” We will therefore actively evaluate the best opportunities for our Power Generation business and, ultimately, for the company and our investors.

Next Steps

While today’s announcement is a significant milestone in our company’s future, there is still more work ahead. Our first order of business is to maintain our focus on safety, reliability and service to our customers. Midstream will continue as a part of Dynegy until the transaction closes, and during that time we will continue to work toward our operational and financial goals in a safe and responsible manner.

In sum, I believe this transaction is the right strategic move for our company and for our Midstream business at this juncture in our restructuring. We will now turn our focus to ensuring a seamless process to bring this transaction to a successful close and, importantly, devote our collective efforts to delivering value through our strong Power Generation business. Based on the many accomplishments we have reached, I am confident that we will achieve these key objectives.

Guidance

Dynegy will provide updated earnings and cash flow guidance estimates as part of its second quarter 2005 financial results announcement on Monday, August 8, during a conference call and live web cast beginning at 9 a.m. ET/8 a.m. CT.

As always, please feel free to contact our Investor Relations department at 713-507-6466, or via email at ir@dynegy.com, should you have any questions.

Sincerely,

Bruce A. Williamson

Chairman, President & CEO

Certain statements included in this letter constitute “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the statements concerning the agreed upon sale of our Midstream business, the tax effects and capital structure impact of such transaction, the impact on our financial position and results of operations, and the possibility of a new strategic direction such as organic growth, opportunistic expansion or sector consolidation of our Power Generation business. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Some of the key factors that could cause actual results to vary materially from those expressed or implied include: the satisfaction of conditions precedent to the consummation of the agreed upon sale of the Midstream business; the ability to close, and achieve tax and capital structure objectives associated with, such transaction; the availability, ability to consummate, and effects of a new strategic direction such as organic growth, opportunistic expansion, or sector consolidation of Dynegy’s Power Generation business; and Dynegy’s ability to address its substantial leverage on favorable terms. More information about the risks and uncertainties relating to these forward-looking statements is found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2004, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 and its Current Reports, which are available free of charge on the SEC’s web site at http://www.sec.gov. Dynegy expressly disclaims any obligation to update any forward-looking statements contained in this letter to reflect events or circumstances that may arise after the date of this letter, except as otherwise required by applicable law.

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